Exhibit 99.1

Independent auditors’ report

The Board of Directors

PCB Group, Inc.:

We have audited the accompanying consolidated financial statements of PCB Group Inc., and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PCB Group, Inc. and its subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Minneapolis, Minnesota

June 7, 2016

Independent auditors’ report

To the Board of Directors of

PCB Group, Inc. and Subsidiaries

Depew, New York

We have audited the accompanying consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows of PCB Group, Inc. and subsidiaries for the year ended December 31, 2013, and the related notes to the consolidated financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Synotech Sensor - und Messtechnik GmbH, a wholly-owned subsidiary, or the financial statements of PCB Piezotronics SA, a majority-owned subsidiary, whose combined statements reflect total revenues of $22,329,000 for the year ended December 31, 2013. Those statements were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Synotech Sensor - und Messtechnik GmbH and PCB Piezotronics SA, is based solely on the reports of the other auditors. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, based on our audit and the reports of the other auditors, such 2013 consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of PCB

Group, Inc. and subsidiaries for the year ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Chiampou Travis Besaw & Kershner LLP

Buffalo, New York

April 23, 2014, except for Note 2 which is June 7, 2016

PCB Group, Inc. and subsidiaries

Consolidated balance sheets

(in thousands)

	December 31, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$18,809	$19,971
Accounts receivable, net of allowance for doubtful accounts of $378 and $375, respectively	22,445	22,273
Inventories	42,523	41,909
Prepaid expenses and other current assets	2,621	2,706
Due from affiliates	—	30
Due from stockholders	150	5,054
Deferred income taxes	61	55
Total current assets	86,609	91,998
Property, plant and equipment, net	13,057	15,010
Other Assets, net	2,345	4,037
Goodwill	9,259	9,418
Total assets	$111,270	$120,463
Liabilities, Redeemable Interest and Stockholders’ Equity
Current liabilities
Lines of credit	$2,000	$6,100
Current portion of long-term debt	6	15
Accounts payable	7,178	6,538
Accrued expenses and other current liabilities	9,692	10,221
Deferred revenue	807	620
Total current liabilities	19,683	23,494
Long-term debt, less current maturities	2,004	2,013
Due to affiliates	—	10
Contingent consideration	320	650
Interest rate swap liability	—	5
Other noncurrent liabilities	216	206
Total liabilities	22,223	26,378
Redeemable Interest	2,825	—
Stockholders’ Equity
Capital stock, $0.01 par value; 35,000 voting and 3,465,000 non-voting shares authorized as of December 31, 2015 and 2014; 32,697 voting and 3,237,003 non-voting shares issued and outstanding as of December 31, 2015 and 2014	33	33
Retained earnings	88,274	94,339
Accumulated other comprehensive income (loss)	(2,085)	(703)
Total PCB Group, Inc. stockholders’ equity	86,222	93,669
Noncontrolling interest	—	416
Total stockholders’ equity	86,222	94,085
Total liabilities, redeemable interest and stockholders’ equity	$111,270	$120,463

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

PCB Group, Inc. and subsidiaries

Consolidated statements of income

(in thousands)

For the Years Ended	December 31, 2015	December 31, 2014	December 31, 2013
Net sales	$179,661	$178,454	$152,305
Cost of goods sold	87,675	88,619	80,501
Gross profit	91,986	89,835	71,804
Selling, general and administrative	60,962	57,734	51,927
Income from operations	31,024	32,101	19,877
Other income, net	618	152	154
Income before provision for income taxes	31,642	32,253	20,031
Provision for (benefit from) income taxes	1,622	1,677	(159)
Net income including noncontrolling interest	30,020	30,576	20,190
Less: Net income attributable to noncontrolling interest	9	86	57
Net income attributable to PCB Group, Inc. and subsidiaries	$30,011	$30,490	$20,133

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

PCB Group, Inc. and subsidiaries

Consolidated statements of comprehensive income

(in thousands)

For the years ended	December 31, 2015	December 31, 2014	December 31, 2013
Net income including noncontrolling interest	$30,020	$30,576	$20,190
Other comprehensive income (loss)
Change in fair value of interest rate swap contract	5	34	139
Change in tax status	—	—	(61)
Foreign currency translation	(1,387)	(1,157)	328
Other comprehensive income (loss)	(1,382)	(1,123)	406
Comprehensive income including noncontrolling interest	28,638	29,453	20,596
Less: Comprehensive income attributable to noncontrolling interest	9	123	67
Comprehensive income attributable to PCB Group, Inc. and subsidiaries	$28,629	$29,330	$20,529

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

PCB Group, Inc. and subsidiaries

Consolidated statements of stockholders’ equity

(in thousands)

	Capital stock	Retained earnings	Accumulated other comprehensive income (loss)	Total PCB Group, Inc. stockholders’ equity	Noncontrolling interest	Total stockholders’ equity	Redeemable interest
Balance at December 31, 2012	$33	$58,764	$14	$58,811	$226	$59,037	$—
Net income	—	20,133	—	20,133	57	20,190	—
Distributions to stockholders	—	(2,350)	—	(2,350)	—	(2,350)	—
Change in fair value of interest rate swap contract	—	—	139	139	—	139	—
Change in tax status	—	—	(61)	(61)	—	(61)
Foreign currency translation	—	—	328	328	10	338	—
Balance at December 31, 2013	33	76,547	420	77,000	293	77,293	—
Net income	—	30,490	—	30,490	86	30,576	—
Distributions to stockholders	—	(12,698)	—	(12,698)	—	(12,698)	—
Change in fair value of interest rate swap contract	—	—	34	34	—	34	—
Foreign currency translation	—	—	(1,157)	(1,157)	37	(1,120)	—
Balance at December 31, 2014	33	94,339	(703)	93,669	416	94,085	—
Net income	—	30,011	—	30,011	9	30,020	—
Distributions to stockholders	—	(32,548)	—	(32,548)	—	(32,548)	—
Put option agreement	—	(2,825)	—	(2,825)	—	(2,825)	2,825
Change in fair value of interest rate swap contract	—	—	5	5	—	5	—
Purchase of noncontrolling interest	—	(703)	—	(703)	(425)	(1,128)	—
Foreign currency translation	—	—	(1,387)	(1,387)	—	(1,387)	—
Balance at December 31, 2015	$33	$88,274	$(2,085)	$86,222	$—	$86,222	$2,825

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

PCB Group, Inc. and subsidiaries

Consolidated statements of cash flows

(in thousands)

For the years ended	December 31, 2015	December 31, 2014	December 31, 2013
Cash Flows from Operating Activities
Net income	$30,020	$30,576	$20,190
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	3,042	2,900	2,780
Bad debt expense (recovery)	19	(256)	—
Equity earnings in affiliate	—	(41)	250
Deferred income taxes	(6)	(7)	(917)
Gain on sale of equity method investment	(4,265)	—	—
Debt forgiveness	639	—	—
Cumulative translation adjustments from dissolution of foreign subsidiaries	(253)	—	—
(Increase) decrease in cash surrender value of officers’ life insurance	1,061	(158)	(273)
Decrease in fair value of contingent consideration	(250)	(325)	(425)
Increase in foreign post-employment obligation	32	35	31
Foreign currency exchange loss	243	159	116
(Gain) loss on disposal of assets	(52)	33	10
Changes in operating assets and liabilities
Accounts receivable	(1,622)	(4,409)	(587)
Inventories	(775)	(3,574)	(1,715)
Prepaid expenses and other	(180)	(252)	(88)
Accounts payable	1,703	139	571
Accrued expenses and other	(471)	(159)	(78)
Deferred revenue	187	89	31
Net Cash Provided by Operating Activities	29,072	24,750	19,896
Cash Flows from Investing Activities
Purchases of property, plant and equipment	(2,107)	(3,411)	(2,503)
Business acquisitions, net of cash acquired	—	(66)	(3,853)
Proceeds from the disposal of assets	1,074	50	—
Proceeds from sale of equity investment	4,900	—	—
Other assets	20	(26)	(51)
Net Cash Provided by (Used in) Investing Activities	3,887	(3,453)	(6,407)
Cash Flows from Financing Activities
Net borrowings (repayments) on lines of credit	(4,100)	6,100	(4,225)
Proceeds from long-term debt	—	—	3,107
Principal payments on long-term debt	(18)	(2,452)	(3,264)
Repayments from (advances to) affiliates	30	(214)	9
Repayments from (loans to) stockholders	4,465	(4,365)	(190)
Purchase of noncontrolling interest	(1,128)	—	—
Contingent consideration payment	(80)	—	—
Deferred compensation payments	—	—	(128)
Distributions to stockholders	(32,548)	(12,698)	(2,350)
Net Cash Used in Financing Activities	(33,379)	(13,629)	(7,041)
Effect of Foreign Exchange Rate Changes on Cash and Cash Equivalents	(742)	(880)	124
Increase (decrease) in cash and cash equivalents	(1,162)	6,788	6,572
Cash and Cash Equivalents
Balance, beginning of year	19,971	13,183	6,611
Balance, end of year	$18,809	$19,971	$13,183
Supplemental Disclsoure of Cash Flow Information
Interest paid	$146	$232	$272
Income tax payments	472	387	390
Income tax refunds received	10	192	1,872

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

PCB Group, Inc. and subsidiaries

Notes to consolidated financial statements

(in thousands, except share data)

1.                                      Summary of significant accounting policies

Nature of operations—PCB Group, Inc. and its subsidiaries design and manufacture sensors, test and measurement products and instrumentation equipment for sale and lease to customers throughout the world. We also provide consulting services to the test, measurement and industrial markets. We are headquartered in Depew, New York, with four other primary manufacturing facilities located throughout the United States, and numerous sales operations located throughout the United States and internationally.

Terms—When we use the terms “we,” “us,” the “Company” or “our” in this report, unless the context otherwise requires, we are referring to PCB Group, Inc. and its subsidiaries.

Basis of consolidation—The consolidated financial statements include the accounts of PCB Group, Inc. and its subsidiaries. Investments in affiliated companies in which we exercise significant influence, but do not control, are accounted for in the consolidated financial statements under the equity method. All significant intercompany balances and transactions have been eliminated in consolidation.

Foreign currency—The consolidated financial statements are presented in U.S. dollars. We have subsidiaries which are located and conduct business outside of the United States (collectively, the “Foreign Subsidiaries”). The accounts of our Foreign Subsidiaries are denominated in the Euro, Swedish Krona, British Pound, Canadian Dollar, Japanese Yen or Chinese Yuan Renminbi, as applicable. The accounts of our Foreign Subsidiaries have been translated using the U.S. dollar as the reporting currency. All assets and liabilities of our Foreign Subsidiaries are translated into U.S. dollars using year end exchange rates, while elements of operations and cash flows are translated using average daily exchange rates in effect during the year. Translation gains and losses have been included as a component of accumulated other comprehensive income (loss) (“AOCI”) within stockholders’ equity.

We have regular transactions with our Foreign Subsidiaries and conduct a limited amount of business with unrelated parties based on foreign currencies. Transaction gains and losses that arise from exchange rate fluctuations on these transactions are included in other income in the consolidated statements of income.

During the year ended December 31, 2015, we dissolved wholly-owned foreign subsidiaries which resulted in $253 of Cumulative Translation Adjustments (“CTA”), previously included in AOCI, being recognized in other income on the consolidated statement of income.

Cash and cash equivalents—Cash and cash equivalents represent cash, demand deposits and highly liquid investments with original maturities of three months or less. We maintain cash in bank deposit accounts which, at times, may exceed federally insured limits. We believe that we are not exposed to any significant credit risk with regard to cash. Cash equivalents, both inside and outside the United States, are recorded at cost, invested in bank deposits and/or money market funds and are held in local currency denomination.

Accounts receivable—Accounts receivable are recorded at net realizable value. We consider all receivables outstanding greater than 10 days over terms to be past due and use judgmental factors such as customer history and existing economic conditions to determine whether to reserve for the past due amounts in our allowance for doubtful accounts. Upon our determination of uncollectibility, such accounts are written-off through the allowance.

Inventories—Inventories consist of materials, labor and overhead costs, and are stated at the lower of cost or market generally using the first-in, first-out accounting method. Certain inventories are measured using the weighted average cost accounting method.

Prepaid expenses and other—Prepaid expenses and other current assets consist primarily of prepaid employee health benefits, property taxes, insurance and service contracts.

Property, plant and equipment—Property, plant and equipment are capitalized at cost. Depreciation is recognized over the estimated useful lives of the assets using the straight-line method. Capitalized buildings and improvements have a useful life ranging from 5 to 39 years. Capitalized machinery and equipment have a useful life ranging from 3 to 7 years. Capitalized furniture and fixtures have a useful life ranging from 3 to 5 years. Capitalized automotive equipment has a useful live of 3 years. Maintenance and repairs are charged to operations as incurred and significant betterments are capitalized.

Impairment of long-lived assets—We review the carrying value of our long-lived assets or asset groups, such as property and equipment and intangibles subject to amortization, when events or changes in circumstances such as asset utilization, physical change, legal factors or other matters indicate that the carrying value may not be recoverable. When this review indicates the carrying value of an asset or asset group exceeds the sum of undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group, we recognize an asset impairment charge against income from operations. The amount of the impairment loss recorded is the amount by which the carrying value of the impaired asset or asset group exceeds its fair value.

Goodwill and intangible assets—Goodwill represents the excess of cost over the fair value of the identifiable net assets of businesses acquired and allocated to our reporting units at the time of acquisition. Goodwill is tested for impairment annually and when an event occurs or circumstances change that indicates the carrying value of the reporting unit may not be recoverable.

Evaluating goodwill for impairment involves the determination of the fair value of each reporting unit in which goodwill is recorded using a two-step process. A reporting unit is an operating segment or a component of an operating segment for which discrete financial information is available and reviewed by management on a regular basis.

Prior to completing the two-step process described below, we have the option to perform a qualitative assessment of goodwill for impairment to determine whether it is more likely than not (i.e., a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount, including goodwill and other intangible assets. If we conclude the fair value is more likely than not less than the carrying value, we would need to perform the two-step process. Otherwise, no further testing is needed.

If the two-step process is required, the first step of the impairment test is to compare the calculated fair value of each reporting unit to its carrying value, including goodwill and other intangible assts. We estimate the fair value of a reporting unit using a discounted cash flow model that requires input of certain estimates and assumptions requiring judgment, including projections of economic conditions and customer demand, revenue and margins, changes in competition, operating costs and new product introductions. If the fair value exceeds the carrying value, no further work is required and no impairment loss is recognized. If the carrying value exceeds the fair value, the goodwill of the reporting unit is potentially impaired and step 2 would need to be performed to measure the impairment loss. In step 2, we would calculate the implied fair value of goodwill by deducting the fair value of all tangible and intangible net assets, including unrecognized intangible assets, of the reporting unit from the fair value of the reporting unit. If the implied fair value of goodwill is less than the carrying value of goodwill, an impairment loss equal to the difference would be recognized in the period identified. The loss recognized cannot exceed the carrying amount of goodwill.

While we believe the estimates and assumptions used in determining the fair value of our reporting units are reasonable, significant changes in estimates of future cash flows, such as those caused by unforeseen events or changes in market conditions, could materially impact the fair value of a reporting unit which could result in the recognition of a goodwill impairment charge.

The following table summarizes the changes in the carrying amount of goodwill for 2015 and 2014.

	2015	2014
Beginning balance	$9,418	$9,438
Currency translation loss	(159)	(86)
Working capital purchase price adjustment	—	66
Ending balance	$9,259	$9,418

We have obtained numerous patents to protect proprietary technology. Legal costs incurred to obtain such patents, and the value of customer lists purchased as a result of the acquisition of a product line from a former supplier, are all included in other assets on the consolidated balance sheets as of December 31, 2015 and 2014. See Note 5 for additional information.

Contingent consideration—We have contingent liabilities related to the acquisition of subsidiaries during 2009 and 2013, which require additional consideration to be paid to the former owners based on certain financial results of the respective subsidiary and on the production and delivery of qualifying new products. The fair value of contingent consideration requires assumptions to be made of future operating results and probabilities assigned to various operating result scenarios and is subject to an annual review. Based on the purchase agreements, the consideration is due to be paid through 2016.

Financial instruments—We have adopted a standard for determining the fair value of assets and liabilities which are subject to reporting at fair value. The standard establishes a hierarchy for the determination of fair value, as well as disclosure requirements relative to those assets and liabilities. The hierarchy identifies three levels of input. Level 1 inputs are unadjusted quoted prices which are available in active markets for identical assets or liabilities accessible to us at the measurement date. Level 2 inputs are inputs other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability. Level 3 inputs are unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situation in which there is little, if any, market activity for the asset or liability at measurement date. These may include such things as present value of expected future cash flows or other valuation methodologies. The hierarchy gives the highest priority to Level 1 input, as this level provides the most reliable measure of fair value, while giving the lowest priority to Level 3 inputs. Level 3 inputs are to be used only where neither Level 1 nor Level 2 inputs are available.

We use interest rate swap contracts primarily for purposes of hedging our exposure to variable interest rates on certain bank obligations. The derivative instruments are recorded in the consolidated balance sheet as of December 31, 2014 at fair value, and related losses are deferred in stockholders’ equity as a component of AOCI. The fair value of the interest rate swap contracts is based on the difference between the contracted interest rate and the market rate. The interest rate swap contracts expired in 2015.

Capital stock—Capital stock consisted of the following at December 31, 2015 and 2014:

Voting common stock: $0.01 par value; 35,000 shares authorized; 32,697 shares issued and outstanding

Non-voting common stock: $0.01 par value; 3,465,000 shares authorized; 3,237,003 shares issued and outstanding

Comprehensive income—Our comprehensive income includes net income, the fair market value adjustments to certain financial instruments, the impact of a change in tax status and foreign currency translation adjustments.

Revenue recognition—We recognize revenue when it is realized or realizable and earned. This occurs when all of the following criteria have been met: (1) Persuasive evidence of an arrangement exists; (2) Delivery and title transfer has occurred or services have been rendered; (3) The sales price is fixed and determinable; (4) Collectability is reasonably assured; and (5) All significant obligations to the customer have been fulfilled.

Generally, revenues for product sales are recognized in accordance with customer shipment terms and revenues from the leasing of equipment are recognized throughout the rental period. Net sales are shown net of product returns and discounts. On occasion, we may receive prepayments from various sales arrangements with customers. Revenue is deferred and recognized upon shipment to customers under such arrangements.

Revenue is recorded net of taxes collected from customers that are remitted to governmental authorities. Taxes collected are recorded as current liabilities until remitted to the relevant government authority.

Warranty obligations—We are subject to warranty obligations on sales of our products. We record general warranty provisions based on an estimated warranty expense percentage applied to current period revenue. The percentage applied reflects our historical warranty claims experience over the preceding twelve-month period. Both the experience percentage and the warranty liability are evaluated on an ongoing basis for adequacy. Warranty provisions are also recognized for certain nonrecurring product claims that are individually significant. A certain amount of judgment is required in determining appropriate reserve levels for anticipated warranty claims. While these reserve levels are based on our historical warranty claims experience, they may not reflect the actual claims that will occur over the upcoming warranty period and additional warranty reserves may be required. For the years ended December 31, 2015, 2014 and 2013, warranty costs amounted to $518, $367 and $346, respectively.

Noncontrolling interest—On March 31, 2015, PCB France purchased a noncontrolling interest for $1,128. The noncontrolling interest in our consolidated balance sheet as of December 31, 2014, represented the portion of our net equity allocable to the noncontrolling stockholders’ of PCB’s subsidiary, PCB France, which totaled 13% prior to the purchase. The portion of PCB France’s earnings allocable to such stockholders is included as net income attributable to noncontrolling interest in our consolidated statements of income for the years ended December 31, 2015, 2014 and 2013.

Redeemable interest—We granted a put option to Bank of America, which has the right in certain circumstances to put shares to us at a defined purchase price. This put option requires us to classify these shares as a redeemable interest outside of equity on our consolidated balance sheet for as long as the put is exercisable by Bank of America. When the put is no longer exercisable, the redeemable interest will be reclassified to stockholders’ equity in the consolidated balance sheet.

Income taxes and distributions—We elected to be taxed as a Subchapter S corporation effective January 1, 2013 under sections of the federal and state income tax laws, which provide that, in lieu of corporate income taxes, the stockholders separately account for the Company’s items of income, deductions, losses, and credits. Distributions may be declared periodically in amounts that will cover the individual stockholder’s income tax liabilities arising from the taxable income of the Company and for other purposes.

For our Foreign Subsidiaries, along with certain states that do not recognize Subchapter S Corporations, we pay corporate income taxes and record a tax provision for the anticipated consequences of the results of our operations.

Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

We recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. We have evaluated our tax positions and concluded that we have taken no uncertain tax positions that require recognition in the consolidated financial statements at December 31, 2015 and 2014.

Advertising costs—Advertising costs are charged to operations when incurred and are included in selling, general and administrative expense on the consolidated statements of income. For the years ended December 31, 2015, 2014 and 2013, advertising costs were $1,021, $1,141 and $1,059, respectively.

Research and development costs—Expenditures for research and development are charged to operations when incurred and are included in selling, general and administrative expense on the consolidated statements of income. For the years ended December 31, 2015, 2014 and 2013, research and development expenditures were $1,589, $1,737 and $1,641, respectively.

Shipping and handling costs—Freight revenue billed to customers is reported within net sales on the consolidated statements of income. Expenses incurred for shipping products to customers are reported within cost of goods sold on the consolidated statements of income.

Other income (expense)—Other income (expense) on our consolidated statements of income consists primarily of interest income (expense), foreign exchange gains (losses) and investment income (losses). Other income (expense) also included $250, $325 and $425 of other income for the years ended December 31, 2015, 2014 and 2013, respectively, resulting from the fair value adjustment of our contingent consideration related to a prior year business acquisition.

Health insurance—We are self-insured for health benefits with stop-loss insurance coverage for individual claims in excess of $250. Reserves for losses include estimates for claims incurred but not reported at year-end. The estimates are based on claim reports provided by the insurance carrier. These reserves are included in accrued expenses and other in the accompanying consolidated balance sheets, and were $1,127 and $1,116 at December 31, 2015 and 2014, respectively.

Foreign operations—We conduct business outside the United States through our subsidiaries. Foreign sales for the years ended December 31, 2015, 2014 and 2013 were $47,033, $48,574 and $38,932, respectively. At December 31, 2015 and 2014, our consolidated balance sheets included trade accounts receivable from foreign customers of $6,669 and $7,809, respectively. At December 31, 2015 and 2014, our consolidated balance sheets also included cash balances held by foreign subsidiaries of $4,575 and $6,648, respectively.

Loss contingencies—We establish an accrual for loss contingencies when it is both probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. When loss contingencies are not probable and cannot be reasonably estimated, we do not establish an accrual. However, when there is at least a reasonable possibility that a loss has been incurred, but is not probable or reasonably estimated, we disclose the nature of the loss contingency and an estimate of the possible loss or range of loss, as applicable. Any adjustment made to a loss contingency accrual during an accounting period affects the earnings of the period.

Use of estimates—Preparation of the consolidated financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclose contingent assets and liabilities at the date of the consolidated financial statements and report amounts of revenues and expenses incurred during the reporting period. Actual results could differ from those estimates.

Recently issued pronouncements—In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). This update clarifies the principles for revenue recognition in transactions involving contracts with customers. The new revenue recognition guidance provides a five-step analysis to determine when and how revenue is recognized. The new guidance will require revenue recognition to depict the transfer of promised goods or services to a customer in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Gross Revenue versus Net), to improve the operability and understandability of the implementation guidance on principal versus agent considerations. The new standard is effective for annual periods beginning after December 15, 2018, (as amended in August 2015 by ASU 2015-14, deferral of effective date) including interim periods within that annual period, which is our year ended December 31, 2019. The new standard may be adopted retrospectively for all periods presented, or adopted using a modified retrospective approach. Early adoption is permitted for annual reporting periods beginning after December 15, 2016, and interim periods within that annual period, which is our year ended December 31, 2017. We have not yet evaluated the impact, if any, the adoption of this guidance may have on our financial condition, results of operations or disclosures.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. This update modifies existing requirements regarding measuring inventory at the lower of cost or market. Under current inventory standards, the market value requires consideration of replacement cost, net realizable value and net realizable value less an approximately normal profit margin. The new guidance replaces market with net realizable value defined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. This eliminates the need to determine and consider replacement cost or net realizable value less an approximately normal profit margin when measuring inventory. The standard is required to be adopted for annual periods beginning after December 15, 2016, including interim periods within that annual period, which is our year ended December 31, 2017. The standard is to be applied prospectively with early adoption permitted. We have not yet evaluated the impact, if any, the adoption of this guidance may have on our financial condition, results of operations or disclosures.

In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. This update eliminates the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. Under the existing business combination standard, an acquirer reports provisional amounts with respect to acquired assets and liabilities when their measurements are incomplete as of the end of the reporting period. Prior to this update, an acquirer is required to adjust provisional amounts and the related impact on earnings by restating prior period financial statements during the measurement period which cannot exceed one year from the date of acquisition. The new guidance requires that the cumulative impact of a measurement-period adjustment, including the impact on prior periods, be recognized in the reporting period in which the adjustment is identified eliminating the requirement to restate prior period financial statements. The new standard requires disclosure of the nature and amount of measurement-period adjustments as well as information with respect to the portion of the adjustments recorded in current-period earnings that would have been recorded in previous reporting periods if the adjustments to provisional amounts had been recognized as of the acquisition date. The standard is required to be adopted for annual periods beginning after December 15, 2016, including interim periods within that annual period, which is our year ended December 31, 2017. The amendment is to be applied prospectively to measurement-period adjustments that occur after the effective date with earlier adoption permitted. We have not yet evaluated the impact, if any, the adoption of this guidance may have on our financial condition, results of operations or disclosures.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which requires deferred tax liabilities and assets to be classified as noncurrent in the Consolidated Balance Sheet. The standard is required to be adopted for annual periods beginning after December 15, 2017, including interim periods within that annual period, which is our year ended December 31, 2018. The amendment may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. Early adoption is permitted. We have not yet evaluated, if any, the impact the adoption of this guidance will have on our financial condition, results of operations or disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 824), which requires lessees to recognize a right-of-use asset, representing the right to use the underlying asset for the lease term, and a lease liability on the balance sheet for all leases with terms greater than 12 months. Lessees can forgo recognizing a right-of-use asset and lease liability with lease terms of 12 months or less on the balance sheet through accounting policy elections as long as the lease does not include options to purchase the underlying assets that is reasonably certain to be exercised. The new guidance also requires certain qualitative and quantitative disclosures designed to assess the amount, timing and uncertainty of cash flows arising from leases, along with additional key information about leasing arrangements. The standard is required to be adopted for annual periods beginning after December 15, 2019, including interim periods within that annual period, which is our year ended December 31, 2020. The amendment is to be applied using a modified retrospective approach, which includes a number of optional practical expedients. Early adoption is permitted. We have not yet evaluated, if any, the impact the adoption of this guidance will have on our financial condition, results of operations or disclosures.

2.                                      Correction of errors

During 2015, we identified accounting errors in previously issued consolidated financial statements that have been corrected in these consolidated financial statements. The corrections resulted in adjustment to net income totaling a reduction of $956, an increase of $1,134 and an increase of $218 for the years ended December 31, 2015, 2014 and 2013, respectively. We evaluated the materiality of the errors from both qualitative and quantitative perspectives and concluded that the errors were immaterial to our 2015, 2014 and 2013 consolidated financial statements.

3.                                      Inventories

Inventories at December 31, 2015 and 2014 were as follows:

	2015	2014
Raw materials	$10,859	$11,317
Work-in-process	6,112	6,072
Finished goods	25,552	24,520
Total Inventory	$42,523	$41,909

4.                                      Property, plant and equipment

Property, plant and equipment at December 31, 2015 and 2014 was as follows:

	2015	2014
Land and improvements	$1,278	$1,278
Buildings and improvements	12,807	13,481
Machinery and equipment	25,155	23,824
Furniture and fixtures	6,938	6,796
Automotive equipment	863	901
Equipment installations in progress	50	492
Property, plant and equipment, gross	47,091	46,772
Less accumulated depreciation	(34,034)	(31,762)
Property, plant and equipment, net	$13,057	$15,010

Depreciation expense recognized during the years ended December 31, 2015, 2014 and 2013 was $2,977, $2,835 and $2,705, respectively.

5.                                      Composition of Certain Financial Statement Captions

Other assets

Other assets as of December 31, 2015 and 2014 consisted of the following:

	2015	2014
Cash surrender value of life insurance	$1,543	$2,604
Investment in equity method investee	—	635
Customer lists, net of accumulated amortization of $308 and $265, respectively	124	167
Patents, net of accumulated amortization of $13 and $8, respectively	89	62
Other, net	589	569
Total	$2,345	$4,037

Amortization expense related to other assets recognized in the years ended December 31, 2015, 2014 and 2013 was $65, $65 and $75, respectively.

We amortize intangible assets using the straight-line method. Patents and customer lists are amortized over an estimated useful life of 15 years and 10 years, respectively.

We accounted for our investment in STI Technologies, Inc. (“STI”) using the equity method. We recorded earnings (losses) of $41 and $(250) for the years ended December 31, 2014 and 2013, respectively, representing our 49% share of STI’s equity earnings. Effective March 3, 2015, we sold all of our interest in STI for cash consideration of $4,900 to one of our stockholders and recognized a gain of $4,265, which is included in other income (expense) on the consolidated income statement for the year ended December 31, 2015. In connection with the sale, we have entered into a put option agreement with STI, Bank of America and the stockholder covering 6,045 shares of our voting stock and 72,139 shares of our non-voting stock. Under the terms of the put agreement, upon the occurrence of an event of default on STI’s debt agreement with Bank of America or an event of default under our debt agreement with Bank of America, Bank of America may exercise the put and sell to us, and we agree to purchase all of the shares for a purchase price equal to the outstanding principal, interest, fees, expenses and other amounts owed to Bank of America by STI. The put is not currently exercisable as there has not been an event of default, and therefore, the redeemable interest has not been adjusted to its current redemption amount.

Accrued expenses and other current liabilities

Accrued expenses and other current liabilities as of December 31, 2015 and 2014 consisted of the following:

	2015	2014
Accrued payroll	1,428	1,225
Accrued benefits	2,597	2,539
Accrued profit sharing	939	949
Accrued variable compensation	412	589
Accrued warranty costs	515	512
Accrued self insurance	1,127	1,116
Accrued income taxes	522	736
Other accrued liabilities	2,152	2,555
Accrued expenses and other current liabilities	9,692	10,221

6.                                      Financing arrangements

We have a Revolving Credit and Term Loan Agreement with a commercial bank that has a maximum borrowing capacity of $24,000 as of December 31, 2015. Our revolving credit facility is reviewed and renewed annually by the commercial bank and matures on June 16, 2016. During 2015 and 2014, the revolving credit borrowings bore interest at either the bank’s prime rate or at the LIBOR rate plus 150 basis points, at our election. The outstanding borrowings under the LIBOR rate option bear interest at a rate of 1.85% and 1.70% as of December 31, 2015 and 2014, respectively.

We have a term note payable to a bank, with interest only payments due at the LIBOR rate plus 150 basis points, which was 1.85% at December 31, 2015, due July 2018. The note is secured by substantially all our assets and carried a balance of $2,000 for each of the years ending December 31, 2015 and 2014.

Our revolving line of credit and long-term debt as of December 31, 2015 and 2014 consistent of the following:

	2015	2014
Term note	$2,000	$2,000
Revolving line of credit	2,000	6,100
Other	10	28
Total	4,010	8,128
Less current portion	2,006	6,115
Long-term portion	$2,004	$2,013

The credit facility includes certain financial covenants, including the ratio of consolidated total indebtedness to consolidated EBITDA, as well as the ratio of consolidated EBITDA, less distributions and unfunded capital expenditures to the current portion of long term debt (including capitalized lease obligations) plus interest expense. At December 31, 2015 and 2014, we were in compliance with the financial covenants.

We guaranteed the debt of STI in conjunction with our Revolving Credit and Term Loan Agreement. In conjunction with the sale of STI on March 3, 2015, we are no longer the guarantor of the debt.

Future minimum payments for the years subsequent to December 31, 2015 are as follows:

2016	$2,006
2017	$4
2018	$2,000

7.                                      Fair value of financial instruments

Liabilities subject to measurement at fair value on a recurring basis, and the basis for determining fair value as of December 31, 2015 and 2014 were as follows:

	2015	2014
Interest rate swap liability (Level 2)	$—	$5
Contingent consideration (Level 3)	320	650
Total liabilities at fair value	$320	$655

A reconciliation of the beginning and ending balances for the contingent consideration measured at fair value using Level 3 inputs for the years ended December 31, 2015 and 2014 were as follows:

	2015	2014
Balance, beginning of year	$650	$975
Payment of contingent consideration	(80)	—
Reduction in fair value of contingent consideration	(250)	(325)
Balance, end of year	$320	$650

8.                                      Income taxes

The provisions for income taxes for the years ended December 31, 2015, 2014 and 2013 were as follows:

	2015	2014	2013
Current
Federal	$241	$(111)	$(623)
State	64	57	42
Foreign	1,317	1,731	1,333
	$1,622	$1,677	$752
Change in tax status
Federal	$—	$—	$(874)
State	—	—	(37)
	$—	$—	$(911)
Total	$1,622	$1,677	$(159)

As discussed in Note 1, we elected S corporation status for federal income tax purposes as of January 1, 2013. Accordingly, the net deferred income tax liability of $850 as of December 31, 2012, has been recorded as a $911 benefit from income taxes within the consolidated statement of income and a $61 other comprehensive loss within the consolidated statement of stockholders’ equity for the year ended December 31, 2013. Additionally, we are subject to potential built-in gains tax that applies to corporations converting to S corporation status. This potential built-in gains tax applies to realized gains from the future sale of appreciated assets during the ten years following the election of S corporation status that was not taxed at the conversion date. The appreciation is calculated as of the conversion date and is the excess of the fair value of all corporate assets at the conversion date of their tax bases. We recorded $241 of built-in gains tax for the year ended December 31, 2015 relating to the sale of STI, our equity method investee. There was no built-in gains tax for the year ended December 31, 2014. We recorded $735 of built-in gains tax for the year ended December 31, 2013.

Deferred income taxes have been provided for New York state tax credits. The state of New York does not conform to the Federal S Corporation election under IRC Sec. 1361 and as such we are taxable in the state as a C Corporation. We do not believe these credits are more-likely-than-not to be utilized and have recorded a full valuation allowance. If not used, these credits will expire in years 2020 through 2029.

Net deferred tax assets for the years ended December 31, 2015 and 2014 consisted of the following:

	2015	2014
State tax credits	$1,266	$1,266
Valuation allowance	(1,266)	(1,266)
Foreign timing differences	61	55
Net deferred tax assets	$61	$55

As of December 31, 2015 our tax returns for the years ended 2012 through 2015 remain subject to examination.

9.                                      Related party transactions

We incurred certain operating expenses, including officer compensation and related benefits, which we allocated to STI in the form of a management fee through December 31, 2014. See Note 5 for additional information related to our investment in STI. The management fee charges to STI during the years ended December 31, 2014 and 2013 totaled $402 and $332, respectively, and is included in other income (expense) in the consolidated statements of income. The amounts due from this affiliate at December 31, 2014 related to the management fee totaled $30.

STI also advanced funds to us in prior years for working capital purposes. At December 31, 2014, the amount due to this affiliate from us totaled $10.

We entered into management consulting agreements with certain stockholders and former employees for business advisory services. The amounts paid are included in selling, general and administrative expenses which totaled $2,873 and $80 in the years ended December 31, 2015 and 2014 respectively.

On March 21, 2014, we entered into an agreement to purchase certain assets from a stockholder for $705, which represented the appraised value. We incurred expenses related to these assets of $24 in the year ended December 31, 2015. These assets were sold on August 28, 2015 and October 6, 2015 for net proceeds of $662.

In 2015, we transferred the cash surrender value of six life insurance policies from us as the beneficiary to the stockholders as the beneficiary in amounts totaling $1,071. The transaction was recorded in selling, general and administrative expense in the consolidated statement of income for the year ended December 31, 2015.

We have advanced funds to certain stockholders with the advances bearing interest at rates commensurate with market interest rates. There was $150 and $5,054 of advances outstanding as of December 31, 2015 and 2014, respectively. In 2015, five of these loans were forgiven with $639 resulting in a charge to other income (expense) in the consolidated statement of income for the year ended December 31, 2015.

On June 19, 2015, we reached a settlement agreement with two former stockholders for approximately $3,000. The amount is included in other income (expense) in the consolidated statement of income for the year ended December 31, 2015.

10.                               Operating leases

We rent our manufacturing facility in Cincinnati, Ohio, under an operating lease that expires in April 2017. Minimum annual rent is $125 through the remainder of the lease term. We rent our international sales and distribution facility in Germany under an operating lease that expires in December 2016. Annual rent is approximately $155 through the remainder of the lease term. We also rent our other domestic and foreign sales offices under various non-cancellable and month-to-month leasing arrangements which are immaterial to the consolidated financial statements.

Minimum rental commitments under noncancelable operating leases for the next five years are as follows:

2016	$540
2017	$191
2018	$100
2019	$57
2020	$28

11.                               Retirement plan

We maintain a contributory profit sharing retirement plan covering all domestic employees who have met certain eligibility requirements. The plan provides for employees to make voluntary salary deferral contributions subject to certain limitations. In addition, we may approve certain discretionary profit sharing contributions, subject to limitations, which are then funded by the participating domestic subsidiaries. Our discretionary profit sharing contributions amounted to $1,002, $1,001 and $905 for the years ended December 31, 2015, 2014 and 2013, respectively.

Our Foreign Subsidiaries in Europe participate in contributory pension plans as mandated by statutory pension provisions of the respective countries, which cover all employees. Liabilities for foreign post-employment obligations are established by our Foreign Subsidiaries where required and are included in other long-term liabilities in the consolidated balance sheets. Statutory pension contributions of our Foreign Subsidiaries were $492, $454 and $373 for the years ended December 31, 2015, 2014 and 2013, respectively.

12.                               Subsequent events

On April 5, 2016, we entered into an Agreement and Plan of Merger (“Merger Agreement”) with MTS Systems Corporation (“MTS”), whereby we would become a wholly-owned subsidiary of MTS.

Under the terms of the Merger Agreement, our stockholders will receive $580,000 in cash at the time of closing. The consummation of the merger is subject to certain adjustments for cash and indebtedness.

The Merger Agreement includes customary termination provisions for both MTS and us and provides that, in connection with the termination of the Merger Agreement by MTS or us, under specified circumstances, MTS would be required to pay us a termination fee of $43,500.

As part of the Merger Agreement, the parties have agreed to certain customary covenants which restrict us pending the closing of the acquisition. Among these obligations, we: (1) must conduct business in the ordinary course consistent with our past practice; (2) use commercially reasonable efforts to maintain and preserve intact the current organization, our business and franchise and to preserve our current rights, franchises, goodwill and relationships of our employees, customers, lenders, suppliers, regulators and others having material business relationships with us; (3) not make or change any tax elections, change an annual accounting period, adopt or change any accounting methods with respect to taxes, file any amended tax return, enter into any closing agreement, settle or compromise any proceedings with respect to any tax claim or assessment relating to us, surrender any right to claim a refund of taxes or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to us; (4) keep available the services of our current officers, employees and consultants on commercially reasonable terms; and (5) make capital expenditures only in the ordinary course of business.

Subsequent events have been evaluated up to and including June 7, 2016, which is the date these financial statements were available to be issued.

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